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                   MERRY LAND & INVESTMENT COMPANY, INC.
               DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                            AUTHORIZATION CARD

I wish to participate in the Merry Land & Investment Company, Inc. Dividend Reinvestment and Stock Purchase Plan (the "Plan") and authorize Merry Land & Investment Company, Inc. to forward to First Union National Bank of North Carolina, as my agent, the dividends due to me with respect to the below designated shares of Merry Land & Investment Company, Inc. common stock and preferred stock held in my name. I authorize First Union National Bank of North Carolina, as my agent, to reinvest my cash dividends and optional cash payments to purchase Merry Land & Investment Company, Inc. Common Stock under the terms and conditions set forth in the Prospectus that accompanied this card and to have such Common Stock held by a nominee.

Dividends to be Reinvested
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     I wish to have dividends automatically reinvested as follows:

     [ ] Reinvest dividends for all shares of common stock and preferred stock held in my name.

     [ ] Reinvest dividends for only ___________ shares of common stock and only ___________ shares of preferred stock held in my name and all shares held in the Plan. Continue to pay dividends in cash for the remainder of my shares of common stock and preferred stock.

OPTIONAL CASH PAYMENTS
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     [ ]  Only reinvest optional cash payments received from me and continue to pay dividends in cash for all of my shares of common stock and preferred stock. A check payable to First Union with my authorization card is enclosed.

     [ ] Reinvest optional cash payments received from me in addition to the reinvestment of my dividends set forth above.

Name
(Print) __________________  SS#  ____________    Signature  _________________

Name
(Print) __________________  SS#  ____________    Signature  _________________


                                                      Date  _________________